StemCells, Inc. Interim Trial Data Show Motor Improvement in Patients with Cervical Spinal
Cord Injury

Positive Six-Month Results, with Gains in Both Strength and Motor Function, for the First
Cohort in the Phase II Pathway Study

NEWARK, CA, November 18, 2015 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a world leader in the research and development of cell-based therapeutics for the treatment of disorders of the central nervous system, today announced that the six-month interim results for the first cohort in its ongoing Phase II Pathway™ Study in cervical spinal cord injury (SCI) showed motor improvements in both strength and function. The assessment of motor function involved using tests of dexterity.

Patients eligible for the study have complete loss of motor control below the level of injury, the most severe degree of SCI as defined by the American Spinal Injury Association Impairment Scale (AIS). Clinicians used both ISNCSCI (International Standards for Neurological Classification of Spinal Cord Injury) and GRASSP (Graded Assessment of Strength Sensibility and Prehension) measures to establish a pre-transplant baseline for each patient and to assess post-transplant progress.

This first cohort of the Pathway Study was designed to assess the safety, and preliminary signs of efficacy, of cell administration into the cervical cord and select the dose level for the 40-patient second cohort, a randomized, controlled and single-blinded arm of the trial, which is already underway.

Based on six-month follow-up, for the first cohort, an overall pattern of motor improvement was detected in four of the six patients as measured by gains in both strength and function on the collective ISNCSCI and GRASSP outcomes.

Additional highlights of the six-month interim results include:

•	Muscle strength was improved in five of the six patients.

•	Four of the five patients with gains in muscle strength also demonstrated improved performance on functional tasks assessing dexterity and fine motor skills.

•	Four of the six patients had improvement in the spinal level of injury as defined by the ISNCSCI assessment; three upgraded one level and one upgraded two levels.

•	Based on a Patient Global Impression of Change (PGIC) assessment, four of the six patients reported that their condition had improved post-transplant.

•	Changes in muscle strength and function were observed around three months post-transplant, consistent with the onset of sensory improvements seen in the Company’s Phase I/II thoracic study.

•	No adverse events were attributed to the cells.

•	The timing of the transplants ranged from ten to 23 months post-injury.

“The early analyses of motor improvement from the first cohort of the Pathway Study are consistent with an evolution of the sensory outcomes seen in StemCells’ previous thoracic study,” said Armin Curt, MD, the principal investigator at the University of Zurich for the Company’s previous Phase I/II thoracic spinal cord injury study. “The emerging data are the first clinical evidence of a treatment effect improving muscle strength and function following cellular transplant in spinal cord injuries. These findings are even more compelling given that all the patients are between one and two years post injury.”

“We do not expect to see spontaneous recovery in spinal cord injury patients more than a year after their injury,” added StemCells’ CMO and Vice President, Clinical Research, Stephen Huhn, M.D., FACS, FAAP. “The improvements in upper extremity muscle strength and function can be seen in specific tasks such as opening a jar, picking up coins or grasping and turning a key. Gaining the ability to perform these simple tasks should result in more independence and an improved quality of life for those impacted by spinal cord injuries. These findings demonstrate the ability of our HuCNS-SC® cells to improve both muscle strength and motor function, thereby changing the trajectory of recovery following a spinal cord injury.”

“These are the results we have been waiting to see in our spinal cord injury program. For the first time, we have seen improvements in strength and motor function. While preliminary, these results should come as really exciting news for spinal cord injury patients and their families,” commented StemCells’ CEO Martin McGlynn. “Until now, they have had little hope for a therapy that might improve the quality of their lives. These data are also very encouraging for the many StemCells employees and stakeholders who remain steadfast to our mission to address unmet medical needs through the use of novel cell-based therapeutics which hold the promise of better treatments and potential cures for a wide range of diseases and disorders of the central nervous system.

“StemCells, Inc. would like to thank all of the patients, their families and caregivers who are participating in this study, along with the clinical investigators who are enabling this groundbreaking research. It is their courage and leadership that enables scientific advancement and the potential for exciting new therapies.”

Live Webcast to Discuss the 6 Month Interim Results is Scheduled Today at 4:30 PM ET (1:30 PM PT)

StemCells, Inc. will host a webcast to discuss the interim results from the Phase II clinical trial of HuCNS-SC cells in spinal cord injury after market close today, November 18, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Live webcast: http://edge.media-server.com/m/p/zmuy6r4y

About the Pathway Spinal Cord Injury Clinical Trial

The Phase II Pathway Study, titled “Study of Human Central Nervous System (CNS) Stem Cell Transplantation in Cervical Spinal Cord Injury,” will evaluate the safety and efficacy of transplanting the Company’s proprietary human neural stem cells (HuCNS-SC cells) into patients with traumatic injury in the cervical region of the spinal cord. Conducted as a randomized, controlled, single-blinded study, the trial will measure efficacy by assessing motor function according to the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI). The primary efficacy outcome will focus on change in upper extremity strength as measured in the hands, arms and shoulders. The trial will enroll approximately 52 subjects and follow the patients for 12 months post-transplant.

Information about the Company’s spinal cord injury program can be found on the Company’s, Inc. website at:

http://www.stemcellsinc.com/Clinical-Programs/SCI

Information on the Company’s pre-clinical spinal cord injury research, along with an animation on the science of HuCNS-SC cells for the treatment of spinal cord injuries, can be found at:

http://www.stemcellsinc.com/Science/Pre-Clinical-Studies/About-SCI

Information for patients interested in participating in the study is available at the Pathway website at:

http://www.sciresearchstudy.com

Additional information about the clinical trial is available at:

http://clinicaltrials.gov/ct2/show/NCT02163876?term=stem+cells+cervical+spinal+cord+injury&rank=1

About HuCNS-SC Cells

StemCells, Inc. has demonstrated human safety data from completed and ongoing clinical studies in which its proprietary HuCNS-SC cells have been transplanted directly into all three components of the central nervous system: the brain, the spinal cord and the eye. StemCells, Inc. clinicians and scientists believe that HuCNS-SC cells may have broad therapeutic application for many diseases and disorders of the CNS. Because the transplanted HuCNS-SC cells have been shown to engraft and survive long-term, there is the possibility of a durable clinical effect following a single transplantation. The HuCNS-SC platform technology is a highly purified composition of human neural stem cells (tissue-derived or “adult” stem cells). Manufactured under cGMP standards, the Company’s HuCNS-SC cells are purified, expanded in culture, cryopreserved, and then stored as banks of cells, ready to be made into individual patient doses when needed.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC platform technology (purified human neural stem cells) as a potential treatment for both neurological and retinal disorders. Top-line data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) showed measurable gains involving multiple sensory modalities and segments, including the conversion of two of seven patients enrolled in the study with complete injuries to incomplete injuries, post-transplant. The Company’s Pathway Study, a Phase II proof-of-concept trial in cervical SCI is actively enrolling at twelve sites. The Company has also completed its Phase I/II clinical trial in geographic atrophy dry age related macular degeneration. Top-line results from this study show a positive safety profile and favorable preliminary efficacy data. The Company’s Radiant™ Study, a Phase II multi-center proof-of-concept trial in GA-AMD is now actively enrolling at three sites. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination by MRI.

Further information about StemCells, Inc. is available at .

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); statements about the prospect of generating statistically meaningful data from the Pathway Study; statements about the nature and significance of the treatment effect seen in the Pathway Study; and statements about and the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties about whether preliminary data in any Phase I or Phase II clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies, including applicable institutional review boards at one or more clinical trial sites, will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:
Greg Schiffman, Chief Financial Officer StemCells, Inc.
(510) 456-4128

Lena Evans
Russo Partners

(212) 845-4262

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